Registration No. 333-39890
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                 AMENDMENT NO. 2

                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                            ------------------------
                           MGIC INVESTMENT CORPORATION
             (Exact name of registrant as specified in its charter)
                            ------------------------

               Wisconsin                                39-1486475
    (State or other jurisdiction of                  (I.R.S. Employer
     incorporation or organization)               Identification Number)

                                   MGIC Plaza
                            250 East Kilbourn Avenue
                           Milwaukee, Wisconsin 53202
                                 (414) 347-6480
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                                 Jeffrey H. Lane
              Senior Vice President, Secretary and General Counsel
                           MGIC Investment Corporation
                                   MGIC Plaza
                            250 East Kilbourn Avenue
                           Milwaukee, Wisconsin 53202
                                 (414) 347-6480
            (Name, address and telephone number of agent for service)

                                   Copies to:

        Benjamin F. Garmer, III                      Edward S. Best
            Foley & Lardner                       Mayer, Brown & Platt
       777 East Wisconsin Avenue                190 South LaSalle Street
    Milwaukee, Wisconsin 53202-5367             Chicago, Illinois 60603
            (414) 271-2400                           (312) 782-0600

                            ------------------------
     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 25, 2000

PROSPECTUS



                                  $500,000,000

                           MGIC Investment Corporation

                             Senior Debt Securities

                            ------------------------

     We may offer our senior debt securities from time to time. We will provide the specific terms of these securities in supplements to this prospectus. We may also describe in the supplements the manner in which the senior debt securities will be offered. You should read this prospectus and any supplement carefully before you invest.

     The senior debt securities are a new issue of securities. Unless we otherwise specify in a prospectus supplement, we will not list the senior debt securities on any securities exchange and we will not establish a trading market for the senior debt securities.

     The risks discussed in the "Risk Factors" section of this prospectus at page 3 may materially affect our revenues, losses and expenses. We may update these risks under the "Risk Factors" section in our latest Quarterly Report on Form 10-Q or Annual Report on Form 10-K. We incorporate these reports by reference in this prospectus and they are available for your review as described in the "Where You Can Find More Information" section of this prospectus.

                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.





                            ------------------------

              The date of this prospectus is          , 2000.


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                           MGIC INVESTMENT CORPORATION

     MGIC Investment Corporation is a holding company which, through our wholly owned subsidiary, Mortgage Guaranty Insurance Corporation is the leading provider of private mortgage insurance coverage in the United States to the home mortgage lending industry. Private mortgage insurance covers residential first mortgage loans and expands home ownership opportunities by enabling people to purchase homes with less than 20% down payments. If the homeowner defaults, private mortgage insurance reduces and, in some instances, eliminates the loss to the insured institution.

     Private mortgage insurance also facilitates the sale of low down payment mortgage loans in the secondary mortgage market, principally to the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. In addition to mortgage insurance on first liens, through other subsidiaries, we insure residential second mortgages and provide lenders with various underwriting and other services and products related to home mortgage lending.

     The private mortgage insurance industry currently consists of eight active mortgage insurers and their affiliates. In addition to Mortgage Guaranty Insurance Corporation, the seven other active private mortgage insurers are:

     o PMI Mortgage Insurance Co.        o Republic Mortgage Insurance Company

     o GE Capital Mortgage Insurance     o Triad Guaranty Insurance Corporation
       Corporation

     o United Guaranty Residential       o CMG Mortgage Insurance Company
       Insurance Company

     o Radian Guaranty Inc.

This list does not include affiliates of these companies. The Annual Report on Form 10-K for the year ended December 31, 1999 of the parent company of PMI Mortgage Insurance Co. says that PMI Mortgage Insurance Co. owns 50% of the common stock of CMG Mortgage Insurance Company.

     For 1995 and subsequent years, Mortgage Guaranty Insurance Corporation has been the largest private mortgage insurer based on new primary insurance written with a market share of 24.3% in 1999, 23.1% in 1998 and 26.6% in 1997. At December 31, 1999, MGIC also had the largest book of direct primary insurance in force.

     Mortgage Guaranty Insurance Corporation is licensed in all 50 states of the United States, the District of Columbia and Puerto Rico. We are a Wisconsin corporation. Our principal office is located at MGIC Plaza, 250 East Kilbourn Avenue, Milwaukee, Wisconsin 53202 and our telephone number is 414-347-6480.

                                 USE OF PROCEEDS

     Unless we otherwise specify in a prospectus supplement, we will use the net proceeds we receive from the sale of the debt securities offered under this prospectus and the accompanying prospectus supplement for general corporate purposes. These purposes may include repayment of a portion of notes payable under our credit facilities. We may temporarily invest or apply to repay short-term debt the net proceeds until we use the net proceeds for their stated purpose.

                       RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratios of earnings to fixed charges for the periods presented:

   Six Months Ended                  Year Ended December 31,
    June 30, 2000   -----------------------------------------------------------
    -------------       1999        1998        1997         1996        1995
                        ----        ----        ----         ----        ----
         25.3           29.2        25.6        47.5         54.2        44.3

     For purposes of computing the ratios of earnings to fixed charges, earnings represent net income less income or loss from equity investees, plus applicable income taxes and fixed charges. Fixed charges include all interest expense, amortization of debt expense and the proportion deemed representative of the interest factor of rent expense.

                                  RISK FACTORS

     Our revenues and losses could be affected by the risk factors discussed below.

     If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could also decline, which could result in declines in our future revenues.

     The factors that affect the volume of low down payment mortgage originations include:

     o    the level of home mortgage interest rates,

     o the health of the domestic economy as well as conditions in regional and local economies,

     o    housing affordability,

     o    population trends, including the rate of household formation,

     o the rate of home price appreciation, which in times of heavy refinancing affects whether refinance loans have loan-to-value ratios that require private mortgage insurance, and

     o    government housing policy encouraging loans to first-time homebuyers.

For the first six months of 2000, our volume declined 26% compared to the same period in 1999 and we expect our volume for all of 2000 to be lower than it was in 1999. Our volume was lower in 2000 because many borrowers refinanced their mortgages during the first six months of 1999 due to a lower interest rate environment. While our volume was higher in 1999, lenders also cancelled insurance on loans due to borrowers refinancing. There has been substantially less refinancing activity in 2000. As a result, lenders have cancelled our insurance at a lower rate than in 1999. Also, due to generally favorable home mortgage interest rates in 2000, home purchase activity by first time homebuyers, who are more likely to need private mortgage insurance, continued to be strong. As a result of these factors, our premium revenues increased during the first six months of 2000 compared to 1999. While we have not experienced lower volume in recent years other than as a result of refinancing activity, one of the risks we face is that substantially higher interest rates will substantially reduce purchase activity by first time homebuyers and that the decline in cancellations of insurance that in the past have accompanied higher interest rates will not be sufficient to offset the decline in premiums from loans that are not made.

     If lenders and investors select alternatives to private mortgage insurance, the amount of insurance that we write could decline, which could result in declines in our future revenues.

     The alternatives to private mortgage insurance include:

     o lenders using government mortgage insurance programs, including those of the Federal Housing Administration and the Veterans Administration,

     o    investors holding mortgages in portfolio and self-insuring,

     o investors using credit enhancements other than private mortgage insurance or using other credit enhancements in conjunction with reduced levels of private mortgage insurance coverage, and

     o lenders structuring mortgage originations to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ratio and a second mortgage with a 10% loan-to-value ratio, which is referred to as an 80-10-10 loan, rather than a first mortgage with a 90% loan- to-value ratio.

We believe lenders and investors are self-insuring and making 80-10-10 loans at about the same percentage as they did over the last several years. During 1999, the last year for which information is available, lenders made loans with Federal Housing Administration and Veterans Administration mortgage insurance with somewhat more frequency than they did in 1997. Investors are using reduced mortgage insurance coverage on a somewhat higher percentage of loans that we insure than they had over the last several years.

     Because most of the loans MGIC insures are sold to Fannie Mae and Freddie Mac, changes in their business practices could reduce our revenues or increase our losses.

     The business practices of Fannie Mae and Freddie Mac affect the entire relationship between them and mortgage insurers and include:

     o the level of private mortgage insurance coverage, subject to the limitations of Fannie Mae and Freddie Mac's charters, when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

     o whether Fannie Mae or Freddie Mac influence the mortgage lender's selection of the mortgage insurer providing coverage and, if so, any transactions that are related to that selection,

     o whether Fannie Mae or Freddie Mac will give mortgage lenders an incentive, such as a reduced guarantee fee, to select a mortgage insurer that has a "AAA" claims-paying ability rating to benefit from the proposed lower capital requirements for Fannie Mae and Freddie Mac when a mortgage is insured by a company with that rating,

     o the underwriting standards that determine what loans are eligible for purchase by Fannie Mae or Freddie Mac, which thereby affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

     o the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law, and

     o the circumstances in which mortgage servicers must perform activities intended to avoid or mitigate loss on insured mortgages that are delinquent.

We do not have a "AAA" rating. If the proposed capital rules of the Office of Federal Housing Enterprise Oversight are adopted in a form that gives greater capital credit to private mortgage insurers with "AAA" ratings, we may need to obtain a "AAA" rating. While we believe we can obtain this rating, we would need to dedicate capital to the mortgage insurance business that we might use in other ways and we would also have additional costs that we would not otherwise incur.

     Because we participate in an industry that is intensely competitive, our revenues could decline as we respond to competition.

     Competition for private mortgage insurance premiums occurs not only among private mortgage insurers but increasingly with mortgage lenders through captive mortgage reinsurance transactions. In these transactions, a lender's affiliate reinsures a portion of the insurance written by a private mortgage insurer on mortgages originated by the lender. The low level of losses that has recently prevailed in the private mortgage insurance industry has encouraged competition to assume default risk through captive reinsurance arrangements, self insurance, 80-10-10 loans and other means. In 1996, we reinsured under captive reinsurance arrangements virtually none of our primary insurance. We reinsured 32% of the new primary insurance that we wrote in 1999. The level of competition within the private mortgage insurance industry has also increased as many large mortgage lenders have reduced the number of private mortgage insurers with whom they do business. At the same time, consolidation among mortgage lenders has increased the share of the mortgage lending market held by large lenders. Our top ten customers generated 27.0% of the new primary insurance that we wrote in 1997 compared to 32.5% in 1999. Our private mortgage insurance competitors include:

     o PMI Mortgage Insurance Co.        o Republic Mortgage Insurance Company

     o GE Capital Mortgage Insurance     o Triad Guaranty Insurance Corporation
       Corporation

     o United Guaranty Residential       o CMG Mortgage Insurance Company
       Insurance Company

     o Radian Guaranty Inc.

     If interest rates decline, house prices appreciate or mortgage insurance cancellation requirements change, the length of time that our policies remain in force could decline and result in declines in our revenue.

     In each year, most of MGIC's premiums are from insurance that has been written in prior years. As a result, the length of time insurance remains in force is an important determinant of revenues. The factors affecting the length of time our insurance remains in force include:

     o the level of current mortgage interest rates compared to the mortgage coupon rates on the insurance in force, which affects the vulnerability of the insurance in force to refinancings, and

     o mortgage insurance cancellation policies of mortgage investors along with the rate of home price appreciation experienced by the homes underlying the mortgages in the insurance in force.

While it is difficult to measure the extent of the decline, in recent years, the length of time that our policies remain in force has declined somewhat. Due to this decline, our premium revenues were lower than they would have been if the length had not declined.

     If the domestic economy deteriorates, more homeowners may default and our losses may increase.

     Losses result from events that reduce a borrower's ability to continue to make mortgage payments, such as unemployment, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. Favorable economic conditions generally reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. In recent years, due in part to the strength of the economy, we have had low losses by historical standards. A significant deterioration in economic conditions would probably increase our losses.

     We are subject to litigation that could result in a large damage award against us.

     Our MGIC subsidiary is a defendant in a lawsuit alleging that MGIC violated the Real Estate Settlement Procedures Act by entering into transactions with lenders that were not properly priced, in return for the referral of mortgage insurance. The complaint seeks damages of three times the amount of the mortgage insurance premiums that have been paid and that will be paid at the time of judgment for the mortgage insurance found to be involved in a violation of the Real Estate Settlement Procedures Act. The complaint also seeks injunctive relief, including prohibiting MGIC from receiving future premium payments. MGIC has answered the complaint and denied liability. However, we cannot predict the ultimate outcome of litigation. It is possible there could be a large damage award against us.

     Because we expect the pace of change in our industry and in home mortgage lending to remain high, we will be disadvantaged unless we are able to respond to new ways of doing business.

     We expect that the processes involved in home mortgage lending will continue to evolve through greater use of technology. This evolution could effect fundamental changes in the way home mortgages are distributed. Affiliates of lenders who are regulated depositary institutions gained expanded insurance powers under financial modernization legislation and the capital markets may emerge as providers of insurance in competition with traditional insurance companies. These trends and others increase the level of uncertainty in our business, demand rapid response to change and place a premium on innovation.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the senior debt securities describes general terms that apply to the senior debt securities. We will describe the particular terms of any debt securities more specifically in each prospectus supplement and, where applicable, pricing supplement relating to those debt securities. We will also indicate in the prospectus supplement whether the terms and provisions described in this prospectus apply to a particular series of debt securities.

     We will issue the debt securities under an indenture between us and Bank One Trust Company, National Association, as trustee.

     We summarize the indenture below. Since this is only a summary, it does not contain all of the information that may be important to you. A copy of the entire form of indenture is an exhibit to the registration statement of which this prospectus is a part. When we make parenthetical section references in this prospectus, those are references to sections of the indenture. We incorporate the entire indenture by reference, and we encourage you to read the indenture.

General

     The indenture does not limit the aggregate principal amount of debt securities that we may issue and provides that we may issue debt securities under the indenture from time to time in one or more series. (Section 3.1). The indenture does not limit the amount of other indebtedness or debt securities, other than some secured indebtedness as described below, which we or our subsidiaries may issue. Under the indenture, the terms of the debt securities of any series may differ and we, without the consent of the holders of the debt securities of any series, may reopen a previous series of debt securities and issue additional debt securities of the series or establish additional terms of the series. (Section 3.1).

     Unless we otherwise provide in a prospectus supplement, the debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

     We are a holding company and our principal source of cash is dividends from our Mortgage Guaranty Insurance Corporation subsidiary. Under applicable state insurance law, the amount of cash dividends and other distributions Mortgage Guaranty Insurance Corporation may pay is restricted. We describe these restrictions in general terms in the note to our consolidated financial statements that discusses dividend restrictions. We also discuss in this note the differences between generally accepted accounting principles and statutory insurance accounting principles. One of the insurance law dividend restriction tests is based on statutory policyholders' surplus, which is computed under statutory accounting principles by counting items as liabilities that are not counted as liabilities under generally accepted accounting principles. In our consolidated financial statements for the year ended December 31, 1999, we discuss these restrictions and differences in note 11. Our Annual Report on Form 10-K contains our consolidated financial statements and the related notes and is one of the documents we incorporate by reference into this prospectus. See "Where You Can Find More Information." Also, because we are a holding company, our rights and the rights of our creditors, including the holders of debt securities, and shareholders to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of the subsidiary's creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

     Terms. We will describe in each prospectus supplement the following terms of the debt securities offered by us:

     o the title of the debt securities and the series in which these debt securities are included;

     o any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

     o the currency or currencies, or composite currencies, in which the debt securities will be denominated and in which we will make payments on the debt securities;

     o    the date or dates on which we must pay principal;

     o the rate or rates at which the debt securities will bear interest or the manner in which interest will be determined, if any interest is payable;

     o the date or dates from which any interest will accrue, the date or dates on which we must pay interest and the record date for determining who is entitled to any interest payment;

     o the place or places where we must pay the debt securities and where any debt securities issued in registered form may be sent for transfer or exchange;

     o the terms and conditions on which we may, or may be required to, redeem the debt securities;

     o    the terms and conditions of any sinking fund;

     o if other than denominations of $1,000 and integral multiples thereof, the denominations in which we may issue the debt securities;

     o the amount we will pay if the maturity of the debt securities is accelerated;

     o whether we will issue the debt securities in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

     o any addition to or changes in the events of default or covenants that apply to the debt securities;

     o    whether the debt securities will be defeasible; and

     o any other terms of the debt securities and any other deletions from or modifications or additions to the indenture in respect of the debt securities. (Section 3.1).

     Payments. Unless we otherwise state in the prospectus supplement, we will pay principal, premium, interest and additional amounts, if any, on the debt securities at the office or agency we maintain for that purpose, initially the corporate trust office of the trustee. We may pay interest on debt securities we issue in registered form by check mailed to the address of the persons entitled to the payments or we may pay by transfer to their U. S. bank accounts. We will pay interest on debt securities issued in registered form on any interest payment date to the registered owners of the debt securities at the close of business on the regular record date for the interest payment date. We will name in the prospectus supplement all paying agents we initially designate for the debt securities. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place where payments on the debt securities are payable. (Sections 3.7 and 10.2).

     Registration, Transfer and Exchange. Unless we otherwise state in the prospectus supplement, holders of debt securities may present debt securities for transfer or exchange debt securities for other debt securities of the same series containing identical terms and provisions, in any authorized denominations, and in the same aggregate principal amount at the office or agency we maintain for that purpose. That office will initially be the corporate trust office of the trustee. The debt securities must be duly endorsed or accompanied by a written instrument of transfer if we or the security registrar so require. We will not require any service charge for any transfer or exchange, but we may require payment sufficient to cover any tax or other governmental charge or other expenses payable in connection with the transfer or exchange. We will not be required to issue, register the transfer of, or exchange, debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities and ending at the close of business on the day of the mailing or register the transfer of, or exchange, any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. We have appointed the trustee as the initial security registrar. (Section 3.5). If we elect to replace the security registrar of any series of debt securities, then we will name the new security registrar in the prospectus supplement. (Section 3.1). We may designate additional transfer agents, rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where any payments on the debt securities are payable. (Section 10.2).

     Denominations; Global Securities. Unless we otherwise state in the prospectus supplement, we will issue the debt securities only in fully registered form, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000. (Section 3.2). The debt securities may be represented in whole or in part by one or more global debt securities. We will register each global security in the name of a depositary or its nominee. The global security will bear a legend regarding the restrictions on exchanges and registration of transfer. Interests in a global security will be shown on records maintained by the depositary and its participants, and transfers of those interests will be made as described below.

     U.S. Federal Income Tax Considerations. We may issue the debt securities as original issue discount securities, bearing no interest or bearing interest at a rate, which, at the time of issuance, is below market rates, to be sold at a substantial discount below their principal amount. We will describe some special
U. S. federal income tax and other considerations applicable to any debt securities that are issued as original issue discount securities in the applicable prospectus supplement.

     If the purchase price of any debt securities is payable in one or more foreign currencies or composite currencies, if any debt securities are denominated in one or more foreign currencies or composite currencies or if any payments on the debt securities are payable in one or more foreign currencies or composite currencies, we will describe the restrictions, elections, some U. S. federal income tax considerations, specific terms and other information about the debt securities and the foreign currency or composite currencies in the prospectus supplement.

     Purchases at the Option of Holders. We will comply with Section 14(e) under the Securities Exchange Act of 1934 and any other tender offer rules under the Securities Exchange Act of 1934 that may then be applicable in connection with any obligation to purchase debt securities at the option of the holders. We will describe any obligation to purchase debt securities at the option of the holders applicable to a series of debt securities in the related prospectus supplement.

     Limited Restrictions on Additional Indebtedness. Unless we otherwise state in the prospectus supplement and other than as described below under "- Limitation on Liens on Stock of Subsidiaries," the indenture does not limit our ability to incur debt or give holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of debt securities for information regarding any changes in the events of default described below or covenants contained in the indenture, including any addition of a covenant or other provisions providing event risk or similar protection.

Global Securities

     We may issue the debt securities of a series in whole or in part in the form of one or more global debt securities that we will deposit with a depositary or its nominee that we identify in the applicable prospectus supplement.

     We will describe the specific terms of the depositary arrangement covering debt securities in the prospectus supplement relating to that series. We anticipate that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a global security, the depositary for the global security or its nominee will credit to accounts in its book-entry registration and transfer system the principal amounts of the debt securities represented by the global security. The underwriters or agents with respect to the debt securities or we, if the debt securities are offered and sold directly by us, will designate these accounts. Only institutions that have accounts with the depositary or its nominee, and persons, who hold beneficial interests through those participants, may own beneficial interests in a global security. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary, its nominee or any participants of the depositary or its nominee, as the case may be. The laws of some states require that some purchasers of securities take physical delivery of securities in definitive form. These laws may prevent you from transferring your beneficial interest in a global security.

     As long as the depositary or its nominee is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security. Except as described below, owners of beneficial interests in a global security will not be entitled to have debt securities registered in their names and will not be entitled to receive physical delivery of the debt securities in definitive form.

     We will make all payments of principal of, any premium and interest on, and any additional amounts with respect to, debt securities issued as global securities to the depositary or its nominee. Neither we nor the trustee, any paying agent or the security registrar assume any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a global security.

     We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment with respect to the debt securities, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for the debt securities as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of the participants.

     The indenture provides that if

     o the depositary notifies us that it is unwilling or unable to continue as depositary for a series of debt securities, or if the depositary is no longer legally qualified to serve in that capacity, and we have not appointed a successor depositary within 90 days of written notice,

     o we determine that a series of debt securities will no longer be represented by global securities and we execute and deliver an order to that effect to the trustee, or

     o an event of default with respect to a series of debt securities occurs and continues, the global securities for that series may be exchanged for registered debt securities in definitive form. (Section 3.5). The definitive debt securities will be registered in the name or names with which the depositary instructs the trustee. We expect that these instructions may be based upon directions the depositary receives from participants with respect to ownership of beneficial interests in global securities.

Certain Restrictions

     For purposes of the lien limitation and sales of capital stock restrictions described below and this definition, a "subsidiary" is an entity of which more than 50% of the interests entitled to vote in the election of directors or managers is owned by any combination of us and our subsidiaries.

     Limitations on Liens on Stock of Designated Subsidiaries. Neither we nor any of our subsidiaries will be permitted to create, assume, incur or permit to exist any indebtedness secured by any lien on the capital stock of any designated subsidiary unless the debt securities, and if we so elect, any other indebtedness of ours that is not subordinate to the debt securities and with respect to which the governing instruments require, or pursuant to which we are otherwise obligated, to provide such security, are secured equally and ratably with this indebtedness for at least the time period this other indebtedness is so secured. (Section 10.5).

     "Designated subsidiary" means any present or future consolidated subsidiary of ours, the consolidated shareholder's equity of which constitutes at least 15% of our consolidated shareholders' equity. As of June 30, 2000, our designated subsidiaries were Mortgage Guaranty Insurance Corporation and MGIC Reinsurance Corporation of Wisconsin.

     "Indebtedness" means, with respect to any person, for purposes of this covenant:

     o the principal of, and any premium and interest on, indebtedness of the person for money borrowed and indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which that person is responsible or liable;

     o    all capitalized lease obligations of that person;

     o all obligations of that person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement;

     o all obligations of that person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, other than obligations with respect to some letters of credit securing obligations entered into in the ordinary course of business;

     o all obligations of the type referred to above of other persons and all dividends of other persons of which, that person is responsible or liable as obligor, guarantor or otherwise;

     o all obligations of the type referred to above of other persons secured by any lien on any property or asset of that person, the amount of this obligation being deemed to be the lesser of the value of the property or assets or the amount of the obligation so secured; and

     o any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described above. (Section 1.1).

     Limitations on Sales of Capital Stock of Designated Subsidiaries. Neither we nor any of our designated subsidiaries will be permitted to issue, sell, transfer or dispose of capital stock of a designated subsidiary, except to us or one of our subsidiaries that agrees to hold the transferred shares subject to the terms of this sentence, unless we dispose of the entire capital stock of the designated subsidiary at the same time for cash or property which, in the opinion of our board of directors, is at least equal to the fair value of the capital stock. (Section 10.6).

Consolidation, Merger and Sale of Assets

     We may not consolidate with or merge into any other person or convey or transfer or lease our properties and assets substantially as an entirety to any person, and we may not permit any other person to consolidate with or merge into us, unless:

     o if we consolidate with or merge into another corporation or convey or transfer our properties and assets substantially as an entirety to any person, the successor is organized under the laws of the United States or any state and assumes our obligations under the debt securities;

     o immediately after the transaction, no event of default occurs and continues; and

     o    we meet other conditions specified in the indenture. (Section 8.1).

Modification and Waiver

     We and the trustee may modify and amend the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series. However, without the consent of each holder, we cannot modify or amend the indenture in a way that would:

     o change the stated maturity of the principal of, or any premium or installment of interest on or payment of any additional amounts under, any debt security;

     o reduce the principal amount of, or the interest rate on, any debt security;

     o reduce the principal payable upon acceleration, or provable in bankruptcy, of any debt security issued with original issue discount;

     o change the redemption provisions or adversely affect the right of prepayment of any debt security;

     o change the place or currency of payment of principal or interest on any debt security;

     o impair the right to sue to enforce any payment on any debt security after it is due;

     o reduce the percentage in principal amount of outstanding debt securities necessary to modify or amend the indenture, to waive compliance with some requirements of the indenture or some defaults or reduce the quorum requirements of meetings of holders of debt securities;

     o    modify the provisions of the indenture summarized in this paragraph;
          or

     o make any changes that adversely affects the rights to convert or exchange any debt securities. (Section 9.2).

     The holders of a majority in aggregate principal amount of outstanding debt securities of any series may waive our compliance with some restrictive covenants of the indenture with respect to the outstanding debt securities of that series. (Section 10.8). The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to outstanding debt securities of that series. This waiver will be binding on all holders of debt securities of that series. However, these holders may not waive a default in the payment of principal or of premium or interest on any debt security of that series or in respect of a provision of the indenture that cannot be modified or amended without each holder's consent. (Sections 5.8 and 5.13).

Events of Default

     Each of the following will be an event of default:

     o    default for 30 days in the payment of any interest;

     o    default in the payment of principal or any premium;

     o    default in the deposit of any sinking fund payment;

     o default in the performance of any other covenant in the indenture that continues for 60 days after written notice of the default;

     o a failure to pay when due at maturity or a default that results in the acceleration of maturity of any other debt of ours or our designated subsidiaries in an aggregate amount of $40 million or more, unless the acceleration is rescinded, stayed or annulled, or, in the case of debt we are contesting in good faith, we set aside a bond, letter of credit, escrow deposit or other cash equivalent sufficient to discharge the debt within 30 days after written notice of default is given to us by the trustee or holders of not less than 25% in principal amount of the outstanding debt securities of the series in default; and

     o specified events in bankruptcy, insolvency or reorganization. (Section 5.1).

     We are required to furnish the trustee annually a statement as to our fulfillment of our obligations under the indenture. (Section 10.9). The trustee may withhold notice of any default to the holders of debt securities of any series, except a default on principal or interest payments on debt securities of that series, if it considers it in the interest of the holders to do so. (Section 6.3).

     If an event of default occurs and continues, then either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of the series in default may declare the principal amount immediately due and payable by written notice to us and, if given by the holders, to the trustee. Upon any declaration of default, the principal amount will become immediately due and payable. However, the holders of a majority in principal amount of the outstanding debt securities of that series may, under some circumstances, rescind and annul the acceleration. (Section 5.2).

     Except for some duties in case of an event of default, the trustee is not required to exercise any of its rights or powers at the request or direction of any of the holders unless the holders offer the trustee reasonable security or indemnity. (Section 6.2). If the holders provide this security or indemnity, then the holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or powers conferred on the trustee with respect to the debt securities of that series. (Section 5.12).

     No holder of a debt security may bring any lawsuit or other proceeding with respect to the indenture or for any remedy under the indenture unless the holder first gives the trustee written notice of a continuing event of default, the holders of at least 25% in principal amount of the outstanding debt securities of the series in default give the trustee a written request to bring the proceeding and offer the trustee reasonable security or indemnity and the trustee fails to institute the proceeding for 60 days after the written request and has not received from holders of a majority in principal amount of the outstanding debt securities of the series in default a direction inconsistent with that request. (Section 5.7). However, the holder of any debt security has the absolute right to receive payment of the principal of and any premium or interest on the debt security on or after the stated due dates and to take any action to enforce any payment of principal of and any interest on the debt security. (Section 5.8).

Discharge, Defeasance and Covenant Defeasance

     We may discharge some obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable, will become due and payable within one year or are scheduled for redemption within one year by depositing with the trustee, in trust, funds in U. S. dollars or in the foreign currency in which the debt securities are payable in an amount sufficient to pay the principal and any premium, interest and additional amounts on the debt securities to the date of deposit, if the debt securities have become due and payable, or to the maturity date, as the case may be. (Section 4.1).

     Unless we state in the applicable prospectus supplement that the following provisions do not apply to the debt securities of that series, we may elect either:

     o to defease and be discharged from all obligations with respect to the debt securities, except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of some events of taxation, assessment or governmental charge with respect to payments on the debt securities and other obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust, also referred to as defeasance; or

     o to be released from our obligations under the indenture with respect to the debt securities under some covenants as we describe in the prospectus supplement, and our failure to comply with these obligations will not constitute an event of default with respect to the debt securities, also referred to as covenant defeasance. (Section 4.2).

     Defeasance or covenant defeasance is conditioned on our irrevocable deposit with the trustee, in trust, of an amount in cash or government securities, or both, sufficient to pay the principal of, any premium and interest on, and any additional amounts with respect to, the debt securities on the scheduled due dates. (Section 4.2).

     Such a trust may be established only if, among other things:

     o the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

     o no event of default, or event which with notice or lapse of time would become an event of default, has occurred and continues on the date the trust is established and, with respect to defeasance only, at any time during the period ending on the 123rd day after that date; and

     o we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for U. S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U. S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. This opinion, in the case of defeasance, must refer to and be based upon a letter ruling we have received from the Internal Revenue Service, a revenue ruling published by the Internal Revenue Service or a change in applicable U. S. federal income tax law occurring after the date of the indenture. (Section 4.2).

Governing Law

     The indenture and the debt securities are governed by and will be interpreted under the laws of the State of New York. (Section 1.13).

Information Concerning the Trustee

     Subject to the provisions of the Trust Indenture Act of 1939, the trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debt securities unless the holder offers the trustee reasonable indemnity against the costs, expenses and liabilities which might result. The trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in performing its duties if the trustee reasonably believes that it is not reasonably assured of repayment or adequate indemnity. (Section 6.2).

     We and our subsidiaries maintain banking relationships in the ordinary course of business with affiliates of Bank One Trust Company, National Association. An affiliate of the trustee is a customer of our Mortgage Guaranty Insurance subsidiary. In addition, an affiliate of the trustee may be one of the underwriters, agents or dealers through whom we sell debt securities.

                              PLAN OF DISTRIBUTION

     We may sell debt securities through agents, to or through underwriters, through dealers or directly to purchasers. We will state in the applicable prospectus supplement the terms of the offering of the debt securities, including the name or names of any underwriters, dealers or agents, the purchase price of the debt securities and the proceeds we will receive from the sale, any underwriting discounts and commissions and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange on which the debt securities may be listed. We may change the initial public offering price, discounts or concessions allowed or reallowed or paid to dealers from time to time.

     We may offer the debt securities in one or more transactions at a fixed price or prices, which we may change, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

     We may authorize agents to solicit offers to purchase debt securities from time to time. We will identify any agent who offers or sells debt securities described in this prospectus, and we will describe any commissions payable by us to the agent, in the applicable prospectus supplement. Unless we otherwise indicate in the applicable prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the debt securities so offered and sold.

     If debt securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and we will state the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, in the prospectus supplement used by the underwriters to resell the debt securities. If we use underwriters to sell debt securities, the underwriters will purchase the debt securities for their own account and the underwriters may resell the debt securities from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If we use any underwriter or underwriters to sell the debt securities, unless we otherwise indicate in the applicable prospectus supplement, the underwriters' obligations will be conditioned on some matters and the underwriters must purchase all the debt securities of the offered series if they purchase any.

     If we use a dealer to sell the debt securities, we will sell the debt securities to the dealer as principal. The dealer may then resell those debt securities to the public at varying prices to be determined by the dealer at the time of resale. Any dealer may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the debt securities it offers or sells. We will state the name of the dealer and the terms of the transaction in the related prospectus supplement.

     We may directly solicit offers to purchase debt securities and we may sell them directly to institutional investors or others, who, with respect to the resale of those securities, may be deemed to be underwriters within the meaning of the Securities Act of 1933. We will describe the terms of any direct sales in the related prospectus supplement.

     Agents, underwriters and dealers may be entitled under agreements with us to be indemnified by us against some civil liabilities, including liabilities under the Securities Act of 1933 that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

     If we so indicate in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by some institutions to purchase debt securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we must approve these institutions. Purchaser obligations will be subject to the condition that the purchase is not prohibited under the laws of the jurisdiction to which the purchaser is subject at the time the debt securities are delivered. The underwriters and other agents will not have any responsibility for the validity or performance of these contracts.

     Each series of debt securities will be a new issue and will have no established trading market. We may elect to list any series of debt securities on an exchange but, unless we otherwise state in the applicable prospectus supplement, we are not required to do so. You cannot be assured that there will be a liquid trading market for any of the debt securities.

     Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities in Washington, D.C., New York, New York or Chicago, Illinois. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our SEC filings at the NYSE, you should call (212) 656-5060.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the debt securities. This prospectus does not contain all of the information set forth in the registration statement, some portions of which have been omitted in accordance with the rules and regulations of the SEC. For further information, please refer to the registration statement.

     We are allowed to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file subsequently with the SEC will automatically update and supersede the information included and/or incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that the offering of the securities is completed:

     o    Our Annual Report on Form 10-K for the year ended December 31, 1999;

     o Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000; and

     o    Our Current Report on Form 8-K dated May 19, 2000.

     You may request a copy of these filings, other than exhibits, unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address:

              MGIC Investment Corporation
              MGIC Plaza
              250 East Kilbourn Avenue
              Milwaukee, Wisconsin 53202
              (414) 347-6480
              Attention: Secretary

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the state does not permit an offer. You should not assume that the information in this prospectus or any prospectus supplement is accurate other than as of any dates of this prospectus and any prospectus supplement, regardless of the time of delivery of this prospectus and any prospectus supplement or any sale of the debt securities.

                                  LEGAL MATTERS

     Foley & Lardner, Milwaukee, Wisconsin, will pass upon the validity of the debt securities for us. Mayer, Brown & Platt, Chicago, Illinois, will pass upon certain legal matters for the underwriters, dealers or agents, if any. Mayer, Brown & Platt will rely on the opinion of Foley & Lardner with respect to matters of Wisconsin law.

                                     EXPERTS

     Our consolidated financial statements at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 1999, have been incorporated by reference into this prospectus and the registration statement and have been audited by PricewaterhouseCoopers LLP, independent auditors, as stated in their report thereon also incorporated by reference in our Annual Report on Form 10-K and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby, other than underwriting discounts and commissions:

     Securities and Exchange Commission registration fee........... $ 132,000
     Trustee's fees and expenses...................................    15,000
     Printing expenses.............................................    30,000
     Rating agencies' fees.........................................   325,000
     Accounting fees and expenses..................................    75,000
     Legal fees and expenses.......................................   100,000
     Blue Sky fees and expenses....................................     5,000
     Miscellaneous.................................................     8,000
                                                                     --------
              Total................................................  $690,000
                                                                     ========

Item 15.  Indemnification of Officers and Directors.

     Pursuant to the Wisconsin Business Corporation Law and the Registrant's Amended and Restated Bylaws, directors and officers of the Registrant are entitled to mandatory indemnification from the Registrant against certain liabilities and expenses (1) to the extent such officers or directors are successful in the defense of a proceeding and (2) in proceedings in which the director or officer is not successful in defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his or her duties to the Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director of officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;
(c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. The Wisconsin Business Corporation law specifically states that it is the public policy of Wisconsin to require or permit indemnification, allowance of expenses and insurance in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, directors of the Registrant are not subject to personal liability to the Registrant, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

     Expenses for the defense of any action for which indemnification may be available may be advanced by the Registrant under certain circumstances.

     The indemnification provided by the Wisconsin Business Corporation Law and the Registrant's Amended and Restated Bylaws is not exclusive of any other rights to which a director or officer may be entitled. The Registrant also maintains a liability insurance policy for its directors and officers as permitted by Wisconsin law which may extend to, among other things, liability arising under the Securities Act of 1933.

Item 16.  Exhibits.

     The exhibits filed herewith or incorporated by reference herein are specified on the Exhibit Index included herein.

Item 17.  Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective; and

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the provisions set forth or described in Item 15 of this registration statement, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on the 25th day of September, 2000.

                                      MGIC INVESTMENT CORPORATION


                                      By: /s/ Patrick Sinks
                                         ---------------------------------------
                                          Patrick Sinks
                                          Senior Vice President, Controller and
                                          Chief Accounting Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated below on the 25th day of September, 2000.

         Signature                               Title
         ---------                               -----

            *                        President, Chief Executive Officer and
---------------------------------    Director (Principal Executive Officer)
        Curt S. Culver


            *                        Executive Vice President and Chief
---------------------------------    Financial Officer (Principal Financial
       J. Michael Lauer               Officer)


            *                        Senior Vice President, Controller and
---------------------------------    Chief Accounting Officer
        Patrick Sinks                (Principal Accounting Officer)


            *                        Director
---------------------------------
       James A. Abbott


            *                        Director
---------------------------------
         Mary K. Bush


            *                        Director
---------------------------------
         Karl E. Case


            *                        Director
---------------------------------
      David S. Engelman


            *                        Director
---------------------------------
       James D. Ericson

            *                        Director
---------------------------------
         Daniel Gross


            *                        Director
---------------------------------
    Kenneth M. Jastrow, II


            *                        Director
---------------------------------
      Daniel P. Kearney


            *                        Director
---------------------------------
       Sheldon B. Lubar


            *                        Director
---------------------------------
     William A. McIntosh


            *                        Director
---------------------------------
        Leslie M. Muma


            *                        Director
---------------------------------
        Edward J. Zore



* By: /s/ Patrick Sinks
     --------------------------------------
         Patrick Sinks
         Attorney-in-Fact and Individually

                                  EXHIBIT INDEX


Exhibit
Number         Description
-------        -----------

(1)            Form of Underwriting Agreement.*

(4) Form of Indenture between MGIC Investment Corporation and Bank One Trust Company, National Association, as Trustee.*

(5)            Opinion of Foley & Lardner.*

(12)           Computation of ratios of earnings to fixed charges.*

(23.1)         Consent of PricewaterhouseCoopers LLP.

(23.2)         Consent of Foley & Lardner (included in Exhibit 5).*

(24) Powers of Attorney relating to subsequent amendments (included on the signature page to the Registration Statement).*

(25) Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Bank One Trust Company, National Association.*


*  Previously filed.